Exhibit 10.61

                           MIDAMERICAN ENERGY COMPANY

                               RESTATED EXECUTIVE

                           DEFERRED COMPENSATION PLAN



                                    ARTICLE I

                            ESTABLISHMENT AND PURPOSE

1.1 Background of Plan. MidAmerican Energy Company presently maintains a deferred compensation plan for selected employees and also maintains certain deferred compensation plans of predecessor employers. This Plan shall replace those arrangements, effective January 1, 1999, and is known as the MidAmerican Energy Company Restated Executive Deferred Compensation Plan (the "Plan").

The Plan shall be maintained as an unfunded plan of deferred compensation for a select group of management or highly compensated employees. The Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974.

1.2 Purpose of Plan. The purpose of this Plan is to provide certain employees with an additional way to defer portions of their compensation. The plan is also intended to provide Participants with an effective means of deferring all or a portion of short-term incentive bonus payments they are entitled to receive.

1.3 Applicability of Plan. The provisions of this Plan are applicable to Employees who are employed by an Employer on or after January 1, 1999, and, with respect to amounts deferred under any Predecessor Plan, are applicable to participants who still have account balances under any such Plan.

1.4 Merger of Predecessor Plans. For ease of administration, and in recognition of the need to change earnings credit and method of valuation in the Predecessor Plans in light of the anticipated acquisition of MidAmerican Energy Holdings Company by CalEnergy Company, Inc. (through a merger of a subsidiary of CalEnergy with and into MidAmerican Energy Holdings Company ("Merger")), each Predecessor Plan is hereby merged into the Plan, effective January 1, 1999.

                                    ARTICLE 2

                                   DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural, whichever is appropriate in the context.

2.1 Account. Account means the bookkeeping account maintained for each Participant that represents the Participant's total interest under the Plan as of any Valuation Date. An Account shall consist of the sum of deferrals of Salary and Bonus credited pursuant to section 4.1, and any gains and losses credited on these amounts. It shall also consist of any accounts transferred from Predecessor Plans. A Participant shall have a fully vested and nonforfeitable interest at all times in his or her Account.

2.2 Affiliate. Affiliate means any corporation, association, joint venture, proprietorship or partnership while it is connected with the Company through stock ownership, common control, membership in an affiliated service group, or otherwise within the meaning of Code section 414(b), (c), (m) and (o).

2.3 Beneficiary. Beneficiary means the person or persons designated by the Participant to receive any benefits payable from the Participant's Account after his or her death. Each Participant shall designate his or her Beneficiary (or change this designation) at a time and in a manner specified by the Committee. If no person is designated as a Beneficiary, if a designation is revoked, or if no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant's estate.

2.4 Bonus. Bonus means the cash portion of the Participant's short-term incentive bonus award payable to a Participant on account of services performed by the Participant.

2.5 Code. Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also include the regulations promulgated under such section.

2.6 Committee. Committee means the Compensation Committee established by the Board of Directors of the MidAmerican Energy Holdings Company.

2.7 Company. Company means MidAmerican Energy Company.

2.8 Employee. Employee means any person who is employed by an Employer.

2.9 Employer. Employer means the Company and any Affiliate that elects to become a party to the Plan with the approval of the Company.

2.10 Investment Fund. Investment Fund means an investment benchmark or fund designated by the Committee as an investment medium for the hypothetical investment of a Participant's Account. As of January 1, 1999, there shall be a choice between the S&P 500 Stock Index Benchmark, the Lehman Brothers Aggregate Bond Index Benchmark and the Stable Fund Fixed Rate Benchmark. The Committee shall have the discretion to establish and terminate investment benchmarks or funds as it may deem appropriate.

         (a) S&P 500 Stock Index Benchmark means the S&P 500 Stock Index Value as published by Standard and Poor as of the end of each business day, including dividends reinvested.

         (b) Lehman Brothers Aggregate Bond Index Benchmark means the Aggregate Bond Index Value as published by Lehman Brothers as of the end of each business day.

         (c) Stable Fund Fixed Rate Benchmark shall be an account in which the credits in the account do not fluctuate in value, and the values in the account are credited with an annual interest rate, compounded annually. The annual interest rate shall be set for each calendar year based on the one-year U.S. Treasury Bill rate on October 15 in the prior year (or the previous business day if October 15 is not a business day), except that for 1999, the rate shall be 4.3%.

2.11 Participant. Participant means an Employee who has met and continues to meet the eligibility requirements described in section 3.1 and who has elected to defer amounts under the Plan. It also means any person with an account balance under this Plan.

2.12 Plan. Plan means this MidAmerican Energy Company Restated Executive Deferred Compensation Plan, as it may be amended from time to time.

2.13 Plan Year. Plan Year means the calendar year.

2.14 Predecessor Plan. The following plans shall individually be considered a Predecessor Plan and collectively shall be considered the Predecessor Plans:

                   (a) MidAmerican Energy Company Deferred Compensation Plan - Executives

                   (b) Deferred Compensation Plan for Executives of Midwest Resources Inc. and Subsidiaries

                   (c) Midwest Resources Inc. - Iowa Resources Inc. and Subsidiaries - Executive Incentive Compensation Plan Revised and Amended (1/29/92 latest revision). (This Plan consists of both the Iowa Resources Inc. Executive Incentive Plan in existence prior to the merger of Iowa Resources Inc. and Midwest Energy Company and the Midwest Resources Inc. Executive Incentive Plan after such merger.)

                   (d) Midwest Power Systems 1993 Key Executive Incentive Compensation Plan

                   (e)  Midwest   Resources  Inc.  -  Iowa  Resources  Inc.  and
                   Subsidiaries - Executive Deferred Compensation Plan Revised and Amended

                   (f) Non-Cash Bonus Award Plan for Executives of Midwest Resources Inc.

2.15 Retirement Date. The date the Participant chooses as his or her retirement date under the terms of the Company's cash balance defined benefit plan, or successor plan, which can be either the normal retirement date or an early retirement date under such plan.

2.16 Salary. Salary means the Participant's regular basic wage from the Employer, exclusive of any Bonus, and determined before reduction for amounts deferred pursuant to the Plan, and before reduction for any salary reduction contributions made on the Participant's behalf under a plan maintained by the Company or an Affiliate under Code section 125 or 401(k).

2.17 Terminated for Cause. Terminated for Cause means the Participant was terminated by an Employer because the Participant:

                   (a) committed an act of fraud, embezzlement, theft or other criminal act(s) constituting a felony;

                   (b) was grossly negligent in the performance of any or all material terms of his or her employment for reasons other than the Employee's death, disability, retirement and the Employee failed to cure any defect in performance within 10 days of receiving written notice regarding such defect;

                   (c) committed an act of gross misconduct in the performance of his or her duties or is guilty of any conduct which, in the reasonable opinion of the Committee, brings the Participant, the Company or any Affiliate into serious disrepute; or

                   (d) breached the terms of an employment agreement in effect between the Participant and Employer.

2.18 Valuation Date. Valuation Date means the last business day of each calendar year and any other date that the Committee selects in its sole discretion for the revaluation and adjustment of Accounts.

                                    ARTICLE 3

                          ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. An Employee shall be eligible to participate in this Plan if he or she is a member of a select group of management or highly compensated employees who is approved for participation by the Committee.

3.2      Participation.

                   (a) Commencement of Participation. An Employee who has satisfied the eligibility requirements of section 3.1 may enroll in the Plan by making the elections described in this Plan. This enrollment shall be effective as of the first day of any Plan Year after the Employee satisfies these eligibility requirements, provided that he or she is still eligible to participate under section 3.1.

                   (b) Duration of Participation. A Participant shall continue to be an active Participant until he or she ceases to meet the eligibility requirements under section 3.1. Thereafter, he or she shall be an inactive Participant and shall retain all the rights described under this Plan, except the right to elect any further deferrals of Bonus or Salary until he or she again becomes an active Participant. A Participant who has head his or her account balance transferred from any Predecessor Plan shall not be eligible to make elective deferrals unless he or she is otherwise eligible under section 3.1.

                                    ARTICLE 4

                               DEFERRAL ELECTIONS

4.1 Amount of Deferral. Prior to the beginning of each Plan Year, a Participant may elect to defer up to --

                   (a) 50 percent (in increments of 1 percent) of the Salary that would otherwise be payable to the Participant during the Plan Year; and

                   (b) 100 percent (in increments of 1 percent) of the Bonus that would otherwise be payable to the Participant during the Plan Year.

Each deferral of Salary and/or Bonus shall be credited to the Participant's Account as of the business day on which the cash would have otherwise been paid. If the closing of the Merger occurs in 1999, the deferral election filed for 1999 shall terminate with respect to Salary payable after such date unless the Company affirmatively elects to continue this Plan for new deferrals after such date.

4.2 Change or Revocation of Deferral. After the beginning of a Plan Year, a Participant may not increase, decrease or revoke the amount of Salary or Bonus deferred for that Plan Year under section 4.1.

                                    ARTICLE 5

                             PARTICIPANTS' ACCOUNTS

5.1 Investment of Accounts. With respect to each deferral election a Participant makes under Section 4.1, the Participant shall elect in writing to hypothetically deem to have the deferrals made on his or her behalf invested in any one or more of the Investment Funds in 1 percent increments. The account value for each amount deferred shall be determined based on the Investment Fund's value on the date the amount deferred would have otherwise been payable to the Participant.

5.2 Investment Changes for Predecessor Plans. With respect to account balances in each Predecessor Plan, if the valuation of any account is dependent upon the book value or fair market value of MidAmerican Energy Holdings Company common stock, or if earnings on an account are determined by the dividend rate on MidAmerican Energy Holdings Company common stock (other than a rate that has been fixed as of a certain date and is not subject to further change), each Participant who has such an account balance shall file an election form with the Committee prior to the closing date of the Merger, designating, pursuant to the procedures in section 5.1, the Investment Funds in which such account is deemed to be invested. To the extent the value of an account, as of the closing date of the Merger, is based on the value of MidAmerican Energy Holdings Company common stock, the value of each stock unit in any such account shall be deemed to be $27.15, plus any dividend paid to shareholders of MidAmerican Energy Holdings Company common stock through the closing date of the Merger. In any account based on a fixed value with crediting of interest only, but which varies in the interest rate credited from time to time, interest on the account shall be credited through date of closing of the Merger. Amounts converted to the Investment Funds as of the closing date of the Merger shall be converted based on the Investment Fund benchmark values on the date of closing. As to any Participant's account transferred from a Predecessor Plan with a fixed value and fixed interest rate credited to the account (i.e. debentures under the Iowa Resources Inc. Executive Deferred Compensation Plan), the Participant's account balance shall continue to reflect such fixed value and shall continue to be credited with the fixed interest rate, unless the Participant elects to have his or her account value related to such fixed investment converted to one or more of the Investment Funds pursuant to the procedure set forth above within the time frame specified above.

5.3 Contingency of Merger. In the event the Merger does not take place, then with respect to amounts deferred for 1999, such amounts shall be reconverted, as of January 1, 1999, to the forms of deemed investments as existed in the MidAmerican Energy Company Executive Deferred Compensation Plan prior to the establishment of this Plan, with each affected Participant filing an appropriate election form as to the investment for the amounts deferred for 1999. In addition, with respect to investment changes for Predecessor Plans as provided in Section 5.2, in the event the Merger does not take place, the provisions of
Section 5.2 shall become null and void and the account balances transferred to this Plan from the Predecessor Plans shall continue in the same form and deemed investments as in the Predecessor Plans. However, all other provisions of this Plan, including, but not limited to payment provisions in Article 6, shall apply to such accounts.

5.4 Changes in Investments. A Participant may change the hypothetical investment allocation in his or her account no more than once during any calendar quarter by filing an appropriate form with the Committee (or its designated administrative representative) specifying the change to be made. The change shall be processed effectively as of the fifth (5th) business day following receipt of the change request by the Committee (or its designated representative).

5.5      Valuation of Accounts.

                   (a) Allocation of Gains and Losses. A Participant's Account shall be adjusted as of each Valuation Date to reflect any gains or losses that would have been credited or debited to the Account if it had actually been invested in the manner described in section 5.1. Accounts where an investment change request has been received between these dates will be credited or charged for any investment gains or losses since the last Valuation Date through the effective date of the investment change.

                   (b)  Charges  Against   Account.   Any  payments  made  to  a
                   Participant or Beneficiary under Article 6 shall be charged against the Participant's Account.

                   (c) Annual Report to Participant. An annual report shall be provided to each Participant showing the value of the account balances as of the beginning and end of the year.

5.6 Financing. The benefits under this Plan shall be paid out of the general assets of the Employer, except to the extent they are paid from the assets of a grantor trust established by an Employer to pay these benefits.

5.7 Unsecured Interest. No Participant shall have any interest whatsoever in any specific asset of the Employer. To the extent that any person acquires a right to receive payments under this Plan, this right shall be no greater than the right of any unsecured general creditor of the Employer.

5.8 Nontransferability. In no event shall an Employer make any payments under this Plan to any assignee or creditor of a Participant or Beneficiary. Prior to the time of payment hereunder, no Participant or Beneficiary shall have any right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

                                    ARTICLE 6

                               PAYMENT OF ACCOUNTS

6.1      Payments to Participants.

                   (a) Retirees Receiving Payments Under Predecessor Plans. Those Participants receiving annual payments under any Predecessor Plan or Plans shall continue to be paid for the remaining term as originally approved by the Committee.

                   (b) Participants Retiring Before January 1, 2001. With respect to any Participant whose Retirement Date is after December 31, 1998, but before January 1, 2001, the following shall be applicable with respect to payment of benefits:

                   (1) At the election of the Committee, upon consultation with the Participant, payment shall be made in a lump sum or in annual installments. The Committee's decision shall be made as soon as practical prior to or immediately following Retirement Date. The Committee's decision shall also specify the year of payment in the case of a lump sum payment or the year of the first payment in the case of annual installments.

                   (2)  If  annual   installments  are  selected,   each  annual
                   installment shall be not less than an amount equal to the value of the account at the beginning of the Plan Year in which distribution is to be made divided by the life expectancy of the Participant at the beginning of such Plan Year (or the joint life expectancy of the Participant and spouse if the Participant is married). Each annual installment payment shall be made within fifteen (15) days following the first day of each Plan Year.

                   (3) If an election is made to receive a lump sum payment, payment shall be made within fifteen (15) days following the first day of the Plan Year in which payment is to be made, and the amount of the lump sum payment shall be equal to the value of the account as of December 31 of the preceding Plan Year.

                   (4) In the event of the death of a Participant occurring either before the commencement of payment or before the full balance of the Participant's account has been paid, the unpaid balance of Deferred Compensation shall be paid in a lump sum to the Participant's designated beneficiary or estate. Payment shall be made within thirty (30) days following the date of death.

                   (5) All payments shall be made in cash and no payments shall be made prior to retirement.

                   (c) Participants Retiring After December 31, 2000. With respect to any Participant whose Retirement Date is after December 31, 2000, the following shall be applicable with respect to payment of benefits:

                   (1) The Participant may file an election with the Committee as to the method and timing of benefits at any time (including during employment), but no later than 30 days following his or her Retirement Date, specifying the method (lump sum or substantially equal annual installments over a period not exceeding the life expectancy of the Participant or the joint life expectancy of the Participant and his or her designated beneficiary) and the timing of payments (specifying the Plan Year for receipt of lump sum or Plan Year of first installment payment); provided however the lump sum payment or the first installment payment cannot be any later than the Plan Year following the year in which the Participant turns age 70 1/2. An election may be changed at any time prior to Retirement Date (subject to the rules below) by filing a new election with the Committee.

                   (2) The first annual payment or the lump sum payment cannot be any earlier than the January following the third anniversary of the date of the Participant's most recent election filed with the Committee.

                   (3) If termination of employment does not occur until after the date selected by the Participant for a lump sum payment or the date of the first annual payment, payment will be postponed until the January following termination of employment.

                   (4) If a  Participant  has not filed an election as of thirty
                   (30) days following Retirement Date, payment will be made in ten (10) annual installments beginning in the Plan Year following the year in which the Participant reaches age sixty-five (65), or in a lump sum in the Plan year following age 65 if the account value is less than $100,000 as of his or her Retirement Date.

                   (5)  If  annual   installments  are  selected,   each  annual
                   installment shall be not less than an amount equal to the value of the account at the beginning of the Plan Year in which distribution is to be made divided by the life expectancy of the Participant at the beginning of such Plan Year (or the joint life expectancy of the Participant and spouse if the Participant is married). Each annual installment payment shall be made within fifteen (15) days following the first day of each Plan Year.

                   (6) If an election is made to receive a lump sum payment, payment shall be made within fifteen (15) days following the first day of the Plan Year in which payment is to be made, and the amount of the lump sum payment shall be equal to the value of the account as of December 31 of the preceding Plan Year.

                   (7) In the event of the death of a Participant occurring either before the commencement of payment or before the full balance of the Participant's account has been paid, the unpaid balance of Deferred Compensation shall be paid in a lump sum to the Participant's designated beneficiary or estate. Payment shall be made within thirty (30) days following the date of death.

                   (8) All payments shall be made in cash.

6.2 Payments After Termination of Employment but Prior to Retirement. No payments shall be made after termination of employment but prior to the Participant's Retirement Date except as follows:

                   (a) Pursuant to a valid election form filed with the Committee under subsection 6.1(c)(1) above;

                   (b) Pursuant to an unforeseen hardship as approved by the Committee under the guidelines in section 6.3 below; or

                   (c) In the case of Termination for Cause payment shall be made in a lump sum in January following termination of employment.

6.3 In-Service Withdrawal.

                   (a) Generally, a Participant may not receive a distribution from the Participant's Account prior to the applicable distribution date under section 6.1. However, the Committee may, in its sole and absolute discretion, allow a Participant to withdraw all or part of his or her Account in the event of an unforeseen financial hardship. The amount withdrawn may not exceed the amount needed to satisfy the financial hardship, less all amounts that are reasonably available from other sources.

                   (b) For purposes of this section, a "financial hardship" is an unforeseeable emergency resulting from a sudden and unexpected illness of the Participant or a dependent, loss of the Participant's property due to casualty, or other similar circumstances arising from events that are beyond the Participant's control.

6.4 Lump Sum Payment After Annual Installments Begin. Once annual payments begin to a Participant, payments may not be accelerated except in the case of an unforeseen financial hardship as approved by the Committee pursuant to the guidelines in section 6.3 above.

                                    ARTICLE 7

                                 ADMINISTRATION

7.1 Administration. The Plan shall be administered by the Committee. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions and other actions taken by the Committee at any meeting shall be by a majority vote of those present at the meeting. Upon the unanimous concurrence in writing of all Committee members, action of the Committee may be taken other than at a meeting.

The Committee shall have all powers necessary or appropriate to carry out the provisions of the Plan. It may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan's business. The Committee may designate one or more employees of the Company to carry out the day to day administration of the Plan.

The Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit.

The Committee shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.

All findings of fact, determinations, interpretations and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan and shall be given the maximum possible deference allowed by law.

7.2 Appeals from Denial of Claims. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of the denial. This notice shall be in writing, within a reasonable period of time after receipt of the claim by the Committee. This period shall not exceed 90 days after receipt of the claim, except that if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant and an additional 90 days will be considered reasonable.

This notice shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

                   (a) the specific reasons for the denial;

                   (b) specific reference to the Plan provisions on which the denial is based;

                   (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;

                   (d) an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or an authorized representative by filing with the Committee, within 60 days after the notice has been received, a written request for the review; and

                   (e) if this request is so filed, an explanation that the claimant or an authorized representative may review pertinent documents and submit issues and comments in writing within the same 60-day period specified in subsection (d).

The decision of the Committee upon review shall be made promptly, and not later than 60 days after the Committee's receipt of the request for review, unless special circumstances require an extension of time for processing. In this case the claimant shall be so notified, and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing, shall include specific reasons for the denial, shall include specific references to the pertinent Plan provisions on which the denial is based, and shall be written in a manner calculated to be understood by the claimant.

7.3 Tax Withholding. The Employer or the trustee under any grantor trust established to pay benefits may withhold from any payment under this Plan any federal, state or local taxes required by law to be withheld with respect to the payment and any sum the Employer or trustee may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to the payment. With respect to any FICA/Medicare taxes on deferred amounts which may be due prior to payment of benefits hereunder, the Employer may withhold the Participant's share of such taxes from other income due the Participant by the Employer.

7.4 Expenses. All expenses incurred in the administration of the Plan shall be paid by the Employers.

                                    ARTICLE 8
                       ADOPTION OF THE PLAN BY AFFILIATE;
                      AMENDMENT AND TERMINATION OF THE PLAN

8.1 Adoption of the Plan by Affiliate. An Affiliate may adopt the Plan by appropriate action of its board of directors or authorized officers or representatives, subject to the approval of the Company's board of directors.

8.2 Amendment and Termination. The Company hereby reserves the right to amend, modify or terminate the Plan at any time, and for any reason, by action of its board of directors. However, no amendment or termination shall adversely affect benefits accrued prior to the date of the amendment or termination.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

9.1 No Contract of Employment. Nothing contained in the Plan shall be construed to give any Participant the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge a Participant at any time.

9.2 Severability. If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.3 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger or reorganization involving the Company or the purchase or other acquisition, of all or substantially all of the business or assets of the Company.

9.4 Applicable Law. Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, MidAmerican Energy Company has caused this instrument to be executed by its duly authorized officer effective as of the ___ day of _________________, 1999.

                                                     MIDAMERICAN ENERGY COMPANY





                                                     By________________________

                                                     Its ______________________